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                                                                    EXHIBIT 99.2

For Immediate Release
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Company Contact:                        Press Contact:
----------------                        --------------
Trevor M. Saliba                        David A. Kaminer
CirTran Corporation                     The Kaminer Group
+(801) 963-5112                         +(914) 684-1934
trevor@cirtran.com                      dkaminer@kamgrp.com

        CirTran Carries Success into 2006 with New $22 Million Exclusive
                             Manufacturing Contract

SALT LAKE CITY, Jan. 9, 2006 - CirTran Corporation (OTC BB: CIRT), an international full-service contract manufacturer of IT, consumer and consumer electronics products which won more than $80 million in contracts from the direct response/sold-on-TV industry in 2005, has won its first contract of the new year.
       Trevor M. Saliba, CirTran's executive vice president for worldwide business development, said Arrowhead Industries, Inc., of Windermere, Florida, has awarded an exclusive contract to CirTran to manufacture its patented Hinge Helper (TM) do-it-yourself utility tool for the home.
       Mr. Saliba said the Hinge Helper will be manufactured by CirTran-Asia, the company's China-based subsidiary, and that the exclusive manufacturing contract for the product is for three years. He said Arrowhead is currently filming the Hinge Helper infomercial for TV with an air date scheduled for early March.
       "In less than 12 months, CirTran has won more than $100 million in new and exclusive manufacturing business for the direct response industry," Mr. Saliba said. "CirTran-Asia, which we founded in 2004, continues to emerge as a major force in the industry."
       Arrowhead's President Eric R. Koeser said his company chose CirTran "based on its reputation for building quality products to exact specifications, along with the ability to deliver on-time and on-budget.
       "Arrowhead is very excited about the market potential of the Hinge Helper, and believes it will become a top selling product in 2006 and beyond. We are confident that CirTran will deliver a quality product that provides our customers with a lifetime guarantee on a new and innovative hand tool," he said.

For Household and Trade Use
       The Hinge Helper is a unique hand tool designed and developed for use by household customers as well as tradesmen. Recognized by the U.S. Patent Office (#6,308,390 B1), its trademark and patent are owned by and registered to Arrowhead.
       "The specific advantage of the Hinge Helper is its ease-of-use and simplistic design," said Mr. Koeser. "It can be applied to any residential hinge on wood, metal or composite doors, and is being with highly-durable materials, enabling it to carry a lifetime guarantee."
       The Hinge Helper will be available starting late in the first quarter, and be sold through a 60- and 90-second infomercials airing in all 371 national TV markets.

CirTran Announces New Financing
       CirTran also announced that it has signed a financing agreement with Cornell Capital Partners for a 5% secured convertible debenture in the principal amount of $1.5 million, due July 30, 2008. CirTran filed Form 8-K with the Securities and Exchange Commission concerning the filing on January 6, 2006.
       "CirTran was profitable for the last two quarters reported, significantly improving our position in the viewpoint of the financial marketplace," said Iehab J. Hawatmeh, its founder and president. Now," he said, companies such as Cornell must compete to win our business. This is very beneficial to CirTran in getting us funding at more competitive rates."

       Mr. Hawatmeh said CirTran will use the net funds of $1.37 million (after commitment and structuring fees) to fund tooling for new and existing projects in China and at its home facility in Salt Lake City.
       CirTran, he stressed, has the option of paying Cornell in cash or in shares - "whatever is most beneficial to the company and our shareholders" - over the course of the agreement.

About CirTran Corporation
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Founded  in 1993,  CirTran  Corporation  (OTC BB:  CIRT,  www.CirTran.com)  is a
premier international full-service contract manufacturer of low to mid size volume contracts for printed circuit board assemblies, cables and harnesses to the most exacting specifications. Headquartered in Salt Lake City, CirTran's modern 40,000-square foot non-captive manufacturing facility - the largest in
the  Intermountain  Region  -  provides   "just-in-time"   inventory  management
techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities, while reducing costs and ensuring speedy time-to-market.

About CirTran-Asia
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CirTran-Asia   (www.CirTran-Asia.com)  was  formed  in  2004  as  a  high-volume manufacturing arm and wholly-owned subsidiary of CirTran Corporation with its principal office in ShenZhen, China. CirTran-Asia operates in three primary business segments: high-volume electronics, fitness equipment and household products manufacturing, focusing on being a leading manufacturer for the multi-billion dollar Direct Response Industry, which sells through infomercials, print and internet advertisements.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

Hinge Helper is a registered trademark of Arrowhead Industries, Inc.












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